Exhibit 99.1

Triumph Group, Inc.

NEWS RELEASE

Contact:
John Bartholdson
Senior Vice President,
Chief Financial Officer
Phone (610) 251-1000
jbartholdson@triumphgroup.com

TRIUMPH GROUP AND
SUBSIDIARY RESPOND TO LITIGATION

Wayne, PA – September 30, 2004 – Triumph Group, Inc. (NYSE: TGI) today announced that its subsidiary, Frisby Aerospace, LLC, has filed an answer and counterclaims in the previously disclosed lawsuit filed in Hinds County, Mississippi by Eaton Corporation and several of its subsidiaries.  In its answer, Frisby Aerospace denied Eaton’s allegations that it had misappropriated trade secrets and intellectual property belonging to Eaton to design and manufacture hydraulic pumps and motors used in military and commercial aviation.  Frisby Aerospace also asserted certain affirmative defenses.

In its counterclaims, Frisby Aerospace alleged that Eaton has engaged in a false and/or misleading depiction of Frisby Aerospace in the marketplace, constituting common law unfair competition, improper interference with existing and prospective contracts and business relationships, abuse of process, defamation, and violations of the North Carolina Unfair and Deceptive Trade Practices Act and the false advertising provisions of the Lanham Act.  Frisby Aerospace’s counterclaims seek substantial compensatory damages, treble damages, disgorgement of Eaton’s profits, punitive damages and Frisby Aerospace’s costs related to the litigation.

Triumph Group, Inc. and the individual employees named as defendants in Eaton’s suit filed separate responses to Eaton’s claims, either denying all allegations of wrongdoing or moving to dismiss for lack of jurisdiction.

Triumph Group, Inc., headquartered in Wayne, Pennsylvania, designs, engineers, manufactures, repairs and overhauls aircraft components and industrial gas turbine components and accessories.  The company serves a broad, worldwide spectrum of the aviation industry, including commercial airlines and air cargo carriers, as well as original equipment manufacturers of aircraft and aircraft components and power generation equipment.

More information about Triumph can be found on the Internet at http://www.triumphgroup.com.

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Statements in this release that are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties which could affect the company’s actual results and could cause its actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company.  Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph’s reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2004.